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                                                                    Exhibit 99.7


                   ATTENTION:  IMPORTANT MATERIALS ENCLOSED.
                     PLEASE READ BEFORE CASTING YOUR VOTE.

     The enclosed proxy material relates to a Special Meeting of PSINet shareholders to be held on June 15, 2000 to approve the issuance of PSINet shares in connection with a proposed merger with Metamor Worldwide, Inc. and to approve certain amendments to PSINet's Employee Stock Purchase Plans. This material is being mailed to all PSINet shareholders who were owners as of the April 25 record date for the Special Meeting.

     In order to have your shares voted at the Special Meeting, you must sign and return the enclosed proxy card. In addition to returning your signed proxy card in the pre-paid envelope provided, you can vote via the Internet or telephone by following the instructions on the proxy card.

     Please note that PSINet has recently solicited proxies for its May 15 Annual Meeting as well. This Special Meeting is different than the Annual Meeting and the actions scheduled to be taken at the Special Meeting are different from those taken at the Annual Meeting. Whether or not you voted at the Annual Meeting, we urge you to vote on the actions to be taken at the Special Meeting by taking the time to vote the enclosed proxy card.

     If you have any questions, please call MacKenzie Partners, Inc. at (800) 322-2885.


                   ATTENTION:  IMPORTANT MATERIALS ENCLOSED.
                     PLEASE READ BEFORE CASTING YOUR VOTE.